Exhibit 4.20

EXCLUSIVE PAPER FOR NOTARIAL DOCUMENTS

[Seals that are read on every other page:

12/2018	STAMP OF THE	STAMP:	ANTONIO PÉREZ-COCA
ANTONIO PÉREZ	STATE	0.15 €	CRESPO
COCA CRESPO			N o t a r y
(NIHIL PRIUS			C/ Monte Esquinza, 6
FIDE)			28010 MADRID
NOTARY OF MADRID			Tel.: 91 418 32 80 Fax.: 91 319 90 46]

[Illegible initials on every other page]

DEED OF ACCESSION TO THE PLEDGE OF SHARES OF CEMEX ESPAÑA, S.A. GRANTED BY THE ENTITIES “THE BANK OF NEW YORK MELLON” and “CEMEX ESPAÑA, S.A.”

NUMBER ONE THOUSAND EIGHT HUNDRED EIGHTY-TWO.

In Madrid, my residence as of June fifth two thousand and twenty.

Before me, ANTONIO PÉREZ-COCA CRESPO, Notary Public of Madrid and of its Illustrious Bar,

                                                                                   APPEAR:

MRS. PALOMA JULIETA ÁLVAREZ-URÍA BERROS, of legal age, bank employee, with business address in Madrid-28003, at José Abascal St., number 45; with National Identity Document number 09427338-Y.

And.- MR. JUAN PELEGRÍ Y GIRÓN, of legal age, with domicile for these purposes in Madrid, at Hernández de Tejada St., number 1; with National Identity Document number 01489996-X.

                                                                                       INTERVENE:

The first, on behalf and representation of THE BANK OF NEW YORK MELLON (hereafter, the “Bank”), entity incorporated in accordance with the laws of the State of New York (United States of America), with registered office at 225 Liberty Street, New York, N.Y. 10286, United States of America, acting in turn in representation of and for the benefit of the holders of Senior Secured Notes for a maximum main aggregate amount of ONE BILLION dollars (1,000,000,000.00 USD), at an interest rate of 7.375%, with maturity in 2027, subject to the assumptions of anticipated amortization that have been foreseen, issued under the bond issue agreement (Indenture), governed by the laws of the State of New York (United States of America), signed on June 5, 2020 by, among others, CEMEX, S.A.B. de C.V. a company incorporated in accordance with the laws of United Mexican States, as issuer, and The Bank of New York Mellon, as trustee (hereinafter, with its following amendments or novations, the “Bond Issue”).

Making use of the current power, as she affirms, conferred in her favor by deed granted before Notary Public of New York, Mr. Maximilian M. Rief, on June fourth, two thousand and twenty, photocopy of which has been shown to me and whose original, duly apostilled in accordance with the Hague Convention of October 5, 1961, which I will add to this present deed, through diligence, when it is delivered to me.

The second, on behalf and representing the Company “CEMEX ESPAÑA, S.A.” (formerly COMPAÑÍA VALENCIANA DE CEMENTOS PÓRTLAND, S.A.) domiciled in Madrid, Hernández de Tejada st., 1; purpose of which is the Holding activity.

With Code CNAE 6420 “Activities of the Holding Company”.

It was incorporated with an indefinite duration in deed authorized by the Notary who was from Valencia, Don Juan Bautista Roch Contelles, on April 30, 1917, adapted to the present legislation through deed authorized by the Notary of Valencia, Mr. Antonio Soto Bisquert on July 13, 1990; incorporation of which was REGISTERED in the Mercantile Registry of Valencia, to volume 122, book 28 of companies, section 3rd of anonymous, sheet 354, registration 1st; as to the adaptation it is registered in the aforementioned Registry, to volume 2,854, book 10, general section, folio sheet V2533, registration 165; also, the bylaws of the company were combined through another public instrument authorized by the Notary of Madrid, Mr. Antonio Francés y de Mateo on August 12, 1993, with order number 6,796, which caused the 200th registration.

Transferred the current address above, by deed authorized by the Notary of Valencia, Mr. Antonio Soto Bisquert, on June 29, 1995, with order number 1,489 of his notarial registry, and registered in the Mercantile Registry of Madrid, to volume 9743 and 9744, section 8th, of the Book of Companies, folio 1 and 166, sheet number M 156542, registrations 1st and 2nd.

Changed its name to the one it now holds, by agreement adopted by the General Board of Shareholders of the Company, in its meeting held on the twenty-fourth day of June, two thousand and two, registered as public instrument before my testimony, the same day, under order number 662 of its notarial registry, causing the 122th registration of the registry sheet.

It has Tax Identification Code (C.I.F.) number: A46004214 and CNAE Code number 6420 (holding companies).

The appearing party states that the data identifying the Company and, especially, its corporate purpose and domicile, have not varied from those established above.

It has Tax Identification Number: A-46.004.214.

Making use of the current powers, as he affirms were conferred in his favor by agreement adopted by the Board of Directors of the Company, at their meeting held on March thirty, two thousand and twenty, registered as public instrument through deed granted in presence of Notary of Madrid, Mr. Antonio Pérez-Coca Crespo, today, under the number 1872 of my notarial registry, as evidenced by authorized copy of the deed that I have at sight.

For the purposes set forth in article 98 of the Law 24/2001, and in accordance with the Resolution of the General Directorate of Registries and Notaries of April 12, 2002, I note that in my opinion, I consider the accredited representative powers sufficient to formalize this deed of accession pursuant to the terms that are indicated below.

REAL TITULARITY.- I, the Notary, state that I have complied with the obligation of identification of the real holder of the granting Entity that the Prevention of Money Laundering Law 10/2010 of April 28, imposes, whose manifestations are recorded in an authorized certificate before the Notary of Madrid, Mr. Antonio Pérez-Coca Crespo, the twenty-sixth day of February of two thousand and fifteen, under number 884 of order of my notarial registry. I have also consulted the Real Owners Database through the SIGNO platform and the representative of the company has stated hereby that the beneficial ownership shown in said platform is not correct, after which notification was made.-

The persons appearing before me have, in my opinion, the legal capacity and legitimate interest necessary for the granting of this DEED OF ACCESSION TO THE POLICY OF PLEDGE OF SHARES OF CEMEX ESPAÑA, S.A. and, for such purpose, in the representation they hold, and all the legal effects that may be applicable, they

                                                                                           STATE

I. That, in virtue of the agreement granted in the policy intervened by the Notary of Madrid, Mr. Rafael Monjo Carrio on November 8, 2012, with number 3,530 in Section A of his Registry Book, which has been extended several times, the last on April 9, 2019 through public deed granted before the Notary of Madid, Mr. Antonio Pérez-Coca Crespo, on said date with protocol number 1575 (hereinafter, the “Pledge Policy”), CEMEX, S.A.B. de C.V. and New Sunward Holding B.V. constituted certain real rights of Pledge (hereinafter, the “Pledges”) over the shares of the company CEMEX España, S.A. of their ownership.

II. That, in accordance with the Contract of Relationship between Creditors (such as it is defined in the Pledge Policy), the creditors of the CEMEX group in virtue of bond issues such as the Issuance of Bonds will be considered as Creditors of Additional Bonds (Additional Notes Creditors) and, therefore, of Secured Parties pursuant to the terms provided for in the Contract of Relationship between Creditors and in the Pledge Policy, and they can get the benefit of the Pledges by adhering to the Pledge Policy in accordance with the provisions of Clause 16 therein.

III. That, in accordance with the provisions of Clause 16 of the Pledge Policy, the Secured Parties, in whose benefit the Agent of Guarantees acted, including the Bank, in its capacity as trustee of the bondholders of the Bond Issue, may adhere to the Pledge Policy and ratify their content, accepting the Pledges constituted in their favor as guarantee of the corresponding Secured Debentures, through the appearance before me.

Said accessions will be carried out through the granting of the corresponding deed or accession policy, and all the above without the need for new consent of the pledging agents or pledgee creditors, for having given their consent in advance in the Contract of Relationship between Creditors and in the Pledge Policy itself.

IV. That the Bank expressly states that the accession to which the Stipulations of this Deed refer to, is formalized as a mere instrument for the execution of the rights attributed to the Bank in the Pledge Policy, from which it causes, so that the payment obligations derived from the Bond Issue are guaranteed with a real right of pledge of first rank over the Shares (as defined in the Pledge Policy), concurrent with the remaining Pledges.

V. That in virtue of the above, the Bank wishes to grant This Deed of Accession (hereinafter, the “Deed”) in accordance with the following

                                                                                           STIPULATIONS

FIRST.- ACCESSION TO THE PLEDGE POLICY.

By this Deed, the Bank adheres, ratifies and approves the Pledge Policy in all its contents, full content of which declares to know, giving therefore to such bestowal full value and legal effectiveness and accepting that the obligations of payment derived from the Bond Issue are guaranteed with a real right of pledge of first range over the Shares (as defined in Pledge Policy), concurrent with the remaining Pledges.

The Bank REQUIRES from me, the Notary, to NOTIFY this accession to WILMINGTON TRUST (LONDON) LIMITED, with address for these purposes at Third Floor, 1 King’s Arms Yard, London, United Kingdom, EC2R 7AF (attention Sajada Afzal), in his capacity as Agent of Guarantees and I, the Notary, accept said requirement.

CEMEX España, S.A., appears in this act to the effects of being notified of this accession.

SECOND.- APPLICABLE LAW AND JURISDICTION.

2.1 This Deed is subject to the Spanish common law.

2.2 The Parties expressly submit to the jurisdiction and venue of the Courts and Tribunals of Madrid capital for all issues that may arise from the validity, interpretation, compliance and execution of this Deed.

PERSONAL DATA PROTECTION.- In accordance with the provisions of the General Regulations of European Data Protection, it is informed that the personal data of the appearing party will be treated by the authorizing Notary, whose contact data are contained in this document. The data will be treated in order to perform the duties inherent in the notarial activity and for customers’ invoicing and management, therefore, such data will be kept during the terms provided for in the applicable rules and, as the case may be, while the relationship with the interested party may continue.

The basis for the treatment is the performance of the notary’s public duties, which obligates that the data are provided to the Notary and would prevent his participation otherwise. The communications provided for in the Public Administrations Law (Ley a las Administraciones Públicas) will be given and, where appropriate, to the Notary that succeeds the current one in the city. The appearing parties are entitled to request access to their personal data, rectification, cancellation, transferability thereof and the limitation of their treatment, as well as object to it. In virtue of any possible rights infringement, a claim may be filed at the Spanish Data Protection Agency (Agencia Española de Protección dé Datos). If data of persons other than the appearing parties are provided, they should have been previously informed thereof in accordance with the provisions of article 14 of the General Regulations of European Data Protection (RGPD).

Said and granted.

And I, the Notary, hereby CERTIFY:

a.-	That I know the parties.

b.-	That the parties, in my opinion, have the capacity and are legitimized for the present bestowal.

c.-	That the granting suits the legality and the free and duly informed will of those appearing.

d.-

Having read this public instrument to the grantor, previously warned of their right to do it themselves, that they have exercised, and who affirm to have been duly informed of the full content thereof, to which they give their consent, all in accordance with Article 193 of the Notarial Regulations.

e.-	That this public instrument is contained in seven folios of notarial paper, FC series numbers: 4498839 and the following six in order correlative, I, the Notary, certify.

Following are the signatures of the parties. - Signed. ANTONIO PÉREZ-COCA CRESPO. Initialed. Seal of the Notary’s Office.

DILIGENCE.- I, ANTONIO PÉREZ-COCA CRESPO, Notary Public of Madrid and its Illustrious BAR, hereby issue this instrument to note that on its date, July thirty-one two thousand and twenty, I was given a copy of the power-of-attorney, typed on a double-column format, in Spanish and English languages, whose languages I, the Notary understand, which is specially granted for formalizing the deed purpose hereof, by Mrs. Loretta A. Lundberg and Mr. Bret Derman, as legal representatives of THE BANK OF NEW MELLON, before the Notary Public of New York, Mr. Bret S. Derman, on July four, two thousand and twenty.

The power is duly apostilled pursuant to The Hague Convention. And I, the Notary, for my knowledge of the legislation of the State of New York on this matter; for being granted before a Notary of said country; because the powers there and thus granted become effective in the same manner as in the country of origin, because the special powers are not registered in the Commercial Register of New York, because the Notary of New York verified the identity, legal capacity and compliance with all national formalities and because said act is valid according to the rules of private international law, in view of the purposes of article 36 of the Mortgage Regulations (Reglamento Hipotecario) and the Third Additional Provision of Law 15/2015 (Disposición Adicional Tercera de la Ley 15/2015) concerning Voluntary Jurisdiction, I consider the principle of equivalence of forms as fulfilled.

Having said power of attorney at sight, I attached it to this instrument as it forms an integral part of it, and I hereby declare that the powers conferred therein are sufficient and enough to grant this deed of accession of pledge.

And having nothing else to declare, I issue this instrument on this single sheet of notarial paper, I, the Notary, officially attest thereto. Signed. ANTONIO PÉREZ-COCA CRESPO. Initialed. Seal of the Notary’s Office.

DILIGENCE.- That I, the Notary, put it in record that on August four, two thousand and twenty, I delivered it at the Post Office Branch located at office 2825494, E.O MINISTRY OF PUBLIC ADMINISTRATION, as Certificate and notice of receipt of a copy of the abovementioned certificate, and that the official in charge of the service has provided me with the receipt whose photocopy is attached.

This diligence is recorded after the deed upon which it is based, which I, the Notary, hereby certify.

In Madrid as of August four, two thousand and twenty. Signed. ANTONIO PÉREZ-COCA CRESPO. Initialed. Seal of the Notary’s Office.

DILIGENCE.- On August twelve, two thousand and twenty, I obtained through telematic services of the postal website www.correos.es, the acknowledgment of receipt of the aforementioned diligence, in which the certificate appears as delivered on August ten, two thousand and twenty. A photocopy of said acknowledgement of receipt is attached to the main document.

This diligence is recorded after the previous one, which I, the Notary, hereby certify. In Madrid, as of August twelve, two thousand and twenty.

Signed. ANTONIO PÉREZ-COCA CRESPO. Initialed. Seal of the Notary’s Office.

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